SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             EQUIVEST FINANCE, INC.
 ................................................................................
                (Name of Registrant as Specified in Its Charter)

 ................................................................................
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.
    1) Title of each class of securities to which transaction applies:
       .........................................................................
    2) Aggregate number of securities to which transaction applies:
       .........................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       .........................................................................
    4) Proposed maximum aggregate value of transaction:
       .........................................................................
    5) Total fee paid:
       .........................................................................
|_| Fee paid previously by written preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    2) Form Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                             EQUIVEST FINANCE, INC.
                                2 CLINTON SQUARE
                            SYRACUSE, NEW YORK 13202


RICHARD C. BREEDEN
Chief Executive Officer

                                                               November 24, 1998


Dear Stockholder and Series 2 Preferred Stockholder:

                   You are cordially invited to attend Equivest's 1998 annual meeting of stockholders to be held on Tuesday, December 8, 1998, at 10:00 a.m., local time, at Long Wharf Resort, 5 Washington Street, Newport, Rhode Island. The enclosed notice and proxy statement contain details concerning the business to be acted upon at the meeting. A proxy card is also enclosed, and we hope that you will attend the meeting either in person or by proxy.

                   In addition to the election of directors, approval of amendments to the Company's 1997 Long-Term Incentive Plan and ratification of the appointment of Firley, Moran, Freer & Eassa, P.C. to serve as independent auditors of the Company, you are being asked to consider a proposal giving the Board of Directors authorization to effect a reverse stock split of the issued and outstanding common stock of the Company.

                   You will note that the Board of Directors of the Company recommends a vote FOR the election of directors, a vote FOR the authorization of a reverse stock split amendment to the certificate of incorporation of the Company, a vote FOR the proposed amendments to the Company's 1997 Long-Term Incentive Plan and a vote FOR the ratification of the appointment of Firley, Moran, Freer & Eassa, P.C. to serve as the independent auditors of the Company.

                   Please sign and return your proxy card in the enclosed postage-paid envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

                   To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.




                                             Sincerely,



                                             /s/ Richard C. Breeden
                                             -----------------------------------
                                             Richard C. Breeden
                                             Chief Executive Officer

                             EQUIVEST FINANCE, INC.
                                 (the "Company")

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS
OF EQUIVEST FINANCE, INC.

                   The annual meeting of stockholders of the Company will be held at Long Wharf Resort, 5 Washington Street, Newport, Rhode Island, on Tuesday, December 8, 1998, at 10:00 a.m., local time, for the following purposes:

                   (i)      to elect five directors;

                   (ii) to consider the proposed amendment to the 1997 Long-Term Incentive Plan (a) increasing the number of shares of Common Stock that may be issued from
                            1.6 million to 3.5 million and (b) increasing the limit on the number of shares that may be awarded to a participant in any calender year from 400,000 to 1 million;

                   (iii) to consider amending the certificate of incorporation of the Company to provide for a reverse stock split in accordance with exchange ratio alternatives of three to one, four to one or five to one, to be authorized, of the issued and outstanding common stock of the Company;

                   (iv) to ratify the appointment of Firley, Moran, Freer & Eassa, P.C. to serve as the independent auditors of the Company; and

                   (v) to transact such other business as may properly come before the meeting and any adjournments thereof.

                   Holders of record of the Company's Common Stock, par value $.05 per share, and Series 2 Class A Preferred Stock at the close of business on October 15, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                   EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.


                                          By Order of the Board of Directors



                                          /s/ Eric. C. Cotton
                                          --------------------------------------
                                          Eric C. Cotton
                                          Secretary


Syracuse, New York
November 24, 1998

                             EQUIVEST FINANCE, INC.
                                2 CLINTON SQUARE
                            SYRACUSE, NEW YORK 13202



                                 PROXY STATEMENT


                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 1998


                   This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of Equivest Finance, Inc. (the "Company"), a Florida corporation to be reincorporated as a Delaware corporation prior to the date of the annual meeting of stockholders of the Company (the "Annual Meeting"), for use at the Annual Meeting or any adjournments thereof. The Annual Meeting is to be held at Long Wharf Resort, 5 Washington Street, Newport, Rhode Island, on Tuesday, December 8, 1998, at 10:00 a.m., local time. The approximate date on which this Proxy Statement and form of proxy are being first sent to stockholders is November 24, 1998.

                   The presence, either in person or by properly executed proxy, of the owners of a majority of the outstanding shares of common stock, par value $.05 per share (the "Common Stock"), and the outstanding shares of Series 2 Class A Preferred Stock (the "Series 2 Preferred Stock") of the Company, voting together as one class, is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Only holders of record of shares of the Common Stock and Series 2 Preferred Stock at the close of business on October 15, 1998 (the "Record Date") are entitled to vote at the Annual Meeting (such shares being collectively referred to as the "Voting Stock") or any adjournments thereof. The Series 2 Preferred Stock holders on the Record Date account for 20% of voting power of the Voting Stock. Holders of the Common Stock on the Record Date account for 80% of voting power of the Voting Stock, and each such holder is entitled to one vote for each share of Common Stock so held. The Series 2 Preferred Stock holders shall vote with the Common Stock holders (such holders of record on the Record Date shall, collectively, be referred to as the "Stockholders") as a single class on all matters presented at the Annual Meeting. As of September 30, 1998, there were 25,198,368 shares of Common Stock and 10,000 shares of Series 2 Preferred Stock of the Company outstanding. The Bennett Funding Group, Inc. ("BFG"), Bennett Management & Development Corp. ("BMDC") and certain other related debtors (collectively, the "Estate"), currently involved in proceedings under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of New York (the "Bankruptcy Court"), own 80.2% of the Common Stock, and BFG owns 100% of the Series 2 Preferred Stock. Together, the Common Stock ownership of the Estate and the Series 2 Preferred Stock ownership of BFG represent approximately 84.2% of the voting power entitled to vote at the Annual Meeting. Richard C. Breeden, the trustee for the Estate (the "Trustee"), has indicated that he will vote in favor of each of the proposals presented at the Annual Meeting, subject to authorization by the Bankruptcy Court.

                   All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The elected nominees for director will hold office until the 1999 annual meeting and until their respective successors are elected and qualify. Stockholders voting by proxy regarding any of the following may vote for or against each and any of the proposals or may withhold their vote as to any of them:

                   (i) the approval of the proposed amendments to the Company's 1997 Long-Term Incentive Plan
                            (the "LTIP");

                   (ii) the approval of the proposed amendment to the certificate of incorporation to provide for a reverse stock split in accordance with exchange ratio alternatives of three to one, four to one or five to one, to be authorized, of the issued and outstanding Common Stock (the "Reverse Stock Split Amendment"); and

                   (iii) the ratification of the appointment of Firley, Moran, Freer & Eassa, P.C. ("FMFE") to serve as the independent auditors of the Company.

                   Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR (i) each of the nominees for election for director to serve until the 1999 annual meeting of stockholders, (ii) the approval of the proposed amendments to the Company's 1997 LTIP, (iii) the Reverse Stock Split Amendment and (iv) the ratification of the appointment of FMFE to serve as the independent auditors of the Company.

                   Directors will be elected by a plurality of the voting power of the Voting Stock, whether cast by the Stockholders voting in person or by proxy at the Annual Meeting. Each other matter subject to a vote at the Annual Meeting requires the affirmative vote of a majority of the voting power of the Voting Stock, whether cast by the Stockholders in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting and will not affect the outcome of the vote for the election of directors. However, abstentions and broker non-votes will have the same practical effect as votes cast against each of (i) the approval of the proposed amendments to the Company's 1997 LTIP, (ii) the Reverse Stock Split Amendment and (iii) the ratification of the appointment of FMFE to serve as the independent auditors of the Company.

                   The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

                   All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice of revocation to the Secretary of the Company at the address set forth above before the Annual Meeting, by delivering another proxy bearing a later date or by attending the Annual Meeting and voting in person.

                                 PROPOSAL NO. I:
                              ELECTION OF DIRECTORS

Board of Directors

                   The Board of Directors has set the number of directors of the Company at five. The directors nominated for election at the Annual Meeting are Richard C. Breeden, Thomas J. Hamel, R. Perry Harris, George W. Carmany, III and John R. Petty.

                   The elected nominees for directors will hold office until the 1999 annual meeting of stockholders and until their respective successors are elected and qualify.

                   Should any one or more of these nominees become unable to serve, or for good cause will not serve, the Board of Directors may designate a substitute nominee or nominees, in which event the shares represented by all valid proxies received may be voted for such substitute nominee or nominees. The Board of Directors knows of no reason why any nominee may be unable to serve as a director.

Recommendation of the Board of Directors Concerning the Election of Directors

                   The Board of Directors recommends a vote FOR Richard C. Breeden, Thomas J. Hamel, R. Perry Harris, George W. Carmany, III and John R. Petty to serve as directors of the Company. Proxies received by the Board of Directors will be so voted unless a contrary choice is specified.

--------------------------------------------------------------------------------

                   Nominees for Election to Board of Directors

--------------------------------------------------------------------------------

Richard C. Breeden                                     Director since: 1997
                                                       Age: 48

Richard C. Breeden has been Chairman of the Board of Directors and Chief Executive Officer of the Company since October 1997. Since 1996, Mr. Breeden has also been President and CEO of Richard C. Breeden & Co., Inc., in Greenwich, Connecticut, and Trustee for the Estate. Breeden & Co. provides consulting and management services in turnarounds, bankruptcies and other corporate distress situations, as well as consulting on global and domestic capital markets. A graduate of Stanford University and the Harvard Law School, Mr. Breeden served in the White House as a senior economics and financial advisor to President George Bush, where he was the principal architect of the government's program to restructure the savings and loan industry and to create the Resolution Trust Corporation. From 1989-1993 he served as Chairman of the U.S. Securities and Exchange Commission (the "SEC"), following appointment by President Bush and unanimous confirmation by the U.S. Senate. From 1993-1996, Mr. Breeden served as Chairman of the worldwide financial services practice of Coopers and Lybrand L.L.P. Mr. Breeden has served on numerous boards and commissions, including the North American Advisory Board of Daimler-Benz A.G., The Philadelphia Stock Exchange, Inc., W.P. Stewart & Co., Ltd., the German-American Chamber of Commerce, and advisory commissions on capital markets in Italy, China and Russia. Mr. Breeden is a trustee of St. Paul's Cathedral Trust in America and the National Policy Association in Washington, D.C. Mr. Breeden serves as a director of the Company in his capacity as Trustee and as a representative of the Estate.

Thomas J. Hamel                                         Director since: 1996
                                                        Age: 40

Thomas J. Hamel has been a director of the Company since 1996, and served as President and Chief Operating Officer of the Company during fiscal year 1997. Mr. Hamel is also the President and Chief Operating Officer of Resort Funding, Inc. ("RFI"), a wholly owned subsidiary of the Company, and has held those positions since February 1996. From 1992 through October 1996, Mr. Hamel served as Executive Vice-President of RFI and was responsible for business development.

--------------------------------------------------------------------------------


R. Perry Harris                                         Director since: 1998
                                                        Age: 59

R. Perry Harris founded Eastern Resorts Corporation ("ERC"), a wholly-owned subsidiary of the Company, in 1981. A graduate of the University of Massachusetts, Mr. Harris began his early career at Digital Equipment Corporation. Mr. Harris founded First Data Corporation in 1970 and served as a director and its President until 1977. Mr. Harris has spent the last 16 years as the Chief Executive Officer of ERC. He is a trustee of the American Resort Development Association ("ARDA") and is a Registered Professional within ARDA. Mr. Harris is also past chairman of ARDA New England.

--------------------------------------------------------------------------------

George W. Carmany, III                                   Director since: 1997
                                                         Age: 58

George W. Carmany, III has been a director of the Company since October 1997, has served as Chairman of the compensation committee of the Board of Directors (the "Compensation Committee") since October 1997 and is a member of the audit committee of the Board of Directors (the "Audit Committee"). Since 1995, Mr. Carmany has served as President of The G.W. Carmany Co., Inc. in Boston, Massachusetts, advisors to and investors in small companies. A graduate of Amherst College, Mr. Carmany began his business career with Bankers Trust Company as an officer in its International Banking Department in New York, and later as Executive Director of its merchant banking subsidiary in Australia. From 1975-1995 he served in a variety of senior positions with American Express Company, including Senior Vice President, Corporate Strategic Planning. At American Express Bank, Mr. Carmany served as Senior Executive Vice President and Chief Administrative Officer before joining American Express' subsidiary The Boston Company as Senior Executive Vice President, Treasurer and Director, a position he held until the sale of that company to Mellon Bank Corporation. Mr. Carmany subsequently served as Chairman of the Olympia and York Noteholder's Steering Committee from 1996-1997. Mr. Carmany is the former Chairman of the New England Medical Center, Inc., and since 1997 has served as Vice Chairman of Lifespan Inc., a regional healthcare system based in Providence, Rhode Island, and as a director or trustee of numerous organizations, including Ekco Group, Inc., Bentley College, the U.S.S. Constitution Museum and The South Street Seaport Museum. Mr. Carmany's family owned and operated resort hotels in various locations in the United States.

--------------------------------------------------------------------------------

John R. Petty                                       Director since: 1997
                                                    Age: 68

John R. Petty has been a director of the Company since October 1997, has served as Chairman of the Audit Committee since October 1997 and is a member of the Compensation Committee. Mr. Petty was the former Chairman and Chief Executive Officer of Marine Midland Bank and Chairman of Federal National Payables, Inc., Bethesda, Maryland. Since 1997, Mr. Petty has served as Chairman of TECSEC, Inc., Vienna, Virginia. Following his graduation from Brown University and a tour in the US Navy, Mr. Petty joined the Chase Manhattan Bank, where he worked until serving in the U.S. Treasury Department from 1966-1972, primarily as Assistant Secretary of the Treasury for International Affairs. After five years as a partner of Lehman Brothers, Mr. Petty joined Marine Midland, serving as President and/or Chairman and CEO from 1976-1988. Since retiring from Marine Midland, Mr. Petty has pursued a variety of interests including serving as Chairman of the Nippon Credit Trust Company from 1993-1998. He has formed and managed finance companies and is a principal in high technology ventures. Mr. Petty has served as a director of numerous public companies, including Hongkong and Shanghai Banking Corporation, RCA, NBC, Hercules, Inc., Anixter International Corporation, ANTEC Corporation and others. He is a trustee of American University, a member of the Council on Foreign Relations and of the Inter-American Dialogue and President of the Foreign Bondholders Protective Council.

--------------------------------------------------------------------------------

                      COMMITTEES OF THE BOARD OF DIRECTORS,
                     MEETINGS AND COMPENSATION OF DIRECTORS

                   The composition of the Board of Directors was reconfigured in October 1997, and prior to that time Thomas Hamel was the sole director of the Company. Since then, the Board of Directors held three meetings for fiscal year 1997. Each of the directors who was appointed in October 1997 attended all the meetings of the Board of Directors during the periods that he served.

                   The Board of Directors has an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

                   The Audit Committee. The Audit Committee of the Board of Directors was established on October 29, 1997 and is responsible for the review and examination of matters which primarily relate to a financial audit of the Company and its subsidiaries, including the audit and certification by the Company's independent auditors of the Company's financial statements, the accounting principles used by the Company for corporate and tax reporting purposes, the adequacy of financial and accounting controls of the Company, the financial and performance audit of the Company's retirement plan, the recommendation to the Board of Directors of a firm of Certified Public Accountants to serve as independent auditor of the Company, and such other matters which, in the view of the Audit Committee, could affect the financial value of the Company. Members of the Audit Committee are George W. Carmany, III and John R. Petty, who were appointed as members on October 29, 1997. John R. Petty was appointed to serve as Chairman of the Audit Committee on October 29, 1997. The Audit Committee did not hold any meetings during fiscal year 1997 since its establishment in October 1997.

                   The Compensation Committee. The Compensation Committee of the Board of Directors was established on October 29, 1997 and is responsible for the administration of the 1997 LTIP, including the determination of the terms and conditions thereunder, such as the exercise price for the stock options granted to employees and directors of the Company. Members of the Compensation Committee are George W. Carmany, III and John R. Petty, who were appointed as members on October 29, 1997. George W. Carmany, III was appointed to serve as Chairman of the Compensation Committee on October 29, 1997. The Compensation Committee held one meeting during fiscal year 1997 since its establishment in October 1997.

                   Compensation of Directors. For fiscal year 1997, Mr. Carmany, III and Mr. Petty were each granted stock options to purchase an aggregate of 100,000 shares of Common Stock each, at an exercise price of $5.05 per share, for their services as directors. The directors of the Company are not otherwise compensated by the Company for their services as directors. The directors are, however, reimbursed for expenses incurred on behalf of the Company in the performance of their duties as directors of the Company.

           OWNERSHIP OF STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

                   The following table sets forth information as of September 30, 1998 with respect to persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock and Series 2 Preferred Stock of the Company, and with respect to the beneficial ownership of the outstanding shares of Common Stock and Series 2 Preferred Stock of the Company held by (i) each director or nominee for director, (ii) Thomas J. Hamel and Gerald L. Klaben (together, the "Named Executive Officers"), and (iii) the directors and executive officers as a group. Except as otherwise noted below, each director or nominee for director and Mr. Klaben has sole voting and investment power with respect to the shares he or she owns.


                                                                                   Number of Shares          Percent
  Title of Class                             Name                                 Beneficially-Owned       of-Class(1)
------------------  -----------------------------------------------------------  ---------------------- -----------------

Common Stock,      Richard C. Breeden, as Trustee for.......................
par value $.05               The Bennett Funding Group, Inc.,
per share                    Bennett Management & Development Corp.
                             and certain other related debtors                        20,214,248              79.62%
                   Thomas J. Hamel (2)......................................           150,000                0.59%
                   George W. Carmany, III ..................................             -0-                   -0-
                   John R. Petty............................................             -0-                   -0-
                   R. Perry Harris (3) .....................................           3,200,000              12.60%
                   Gerald L. Klaben, Jr. (2)................................            37,500                0.15%
                   All directors and executive officers as a group
                             (6 persons)....................................          23,601,748              92.96%
Series 2           Richard C. Breeden, as trustee for.......................
Class A                      The Bennett Funding Group, Inc.                            10,000               100.00%
Preferred Stock



(1) The percentage ownership is based upon 25,385,868 shares, comprised of 25,198,368 shares of Common Stock issued and outstanding, and options to purchase 187,500 shares of Common Stock granted pursuant to the 1997 LTIP that are exercisable within 60 days from the date hereof.

(2) Consists of options granted pursuant to the 1997 LTIP that are exercisable within 60 days from the date hereof.

(3) Includes 160,000 shares owned by Mr. Harris' wife, Karen Harris. Mr. Harris disclaims beneficial ownership of these shares.

                   CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS

Acquisition of Resort Funding, Inc.

                On February 16, 1996, pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement"), the Company acquired RFI, which was then a wholly owned subsidiary of BFG known as Bennett Funding International, Ltd. The Company acquired all of the common stock of RFI from BFG in exchange for the issuance to BFG of 10,000 shares of the Company's Series 2 Preferred Stock and 3,000 shares of the Company's Convertible Preferred Stock (the "Convertible Preferred Stock"). As a result of the Exchange Agreement and certain prior investments, BFG and BMDC acquired beneficial ownership of approximately 86% of the Company's voting shares. In October 1997, the Board of Directors approved an amendment to the Company's certificate of incorporation, which increased the number of authorized shares of Common Stock to 50,000,000 shares. This increase in authorized shares of Common Stock also resulted in the automatic conversion of the 3,000 shares of Convertible Preferred Stock into 7,500,000 shares of Common Stock. Between October 1997 and September 1998, the Company issued 280,254 shares of Common Stock in payment of dividends on its Convertible Preferred Stock and Series 2 Preferred Stock.

Bankruptcy of Affiliated Companies and Related Litigation

                On March 29, 1996, subsequent to the closing of the transactions contemplated by the Exchange Agreement, BFG and BMDC filed voluntary petitions (the "Petitions") for reorganization (Case Nos. 96-61376 and 96-61379, respectively) under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. At the time the Petitions were filed, BFG and BMDC together owned approximately 86% of the Company.

                The Petitions were filed after (i) the SEC filed a civil complaint (the "Civil Complaint") in the United States District Court for the Southern District of New York (the "District Court") against BFG, BMDC, certain of their affiliates and Patrick R. Bennett, the former Chief Financial Officer of BFG (Case No. 96 Civ. 2237 (JES)) and (ii) the United States Attorney for the Southern District of New York filed a criminal complaint (the "Criminal Complaint") in the District Court against Patrick Bennett alleging perjury and criminal violations of the anti-fraud provisions of the federal securities laws. The Civil Complaint alleged numerous violations of the anti-fraud provisions of the federal securities laws, based in part on allegations of sales of fictitious equipment leases, fraudulent misrepresentations to investors in private placements of debt securities, and misappropriation of corporate assets.

                 On April 18, 1996, the U.S. Department of Justice appointed, and the Bankruptcy Court approved, the Hon. Richard C. Breeden as Trustee in bankruptcy for the Estate. Mr. Breeden was subsequently appointed Trustee of Aloha Capital Corporation ("ACC"), The Processing Center ("TPC") and certain other affiliates of BFG.

                In June 1996, the Trustee filed an adversary proceeding seeking more than $1 billion in damages from, among others, prior controlling stockholders of BFG and its affiliates and certain of their business associates, BFG's previous auditing firm and others.

                On June 26, 1997, a federal grand jury issued a 43-count indictment against Patrick Bennett, his brother Michael, and two associates on charges ranging from conspiracy to obstruction of justice. The defendants were arraigned on July 3, 1997, and were released to await criminal trials after posting personal recognizance bonds.

                In addition to the Civil Complaint and the Criminal Complaint, several of BFG's affiliates, including the Company and RFI, were named as defendants in several federal and state class actions in which creditors of the Estate allege private damages stemming from the fraudulent transactions alleged in the Civil and Criminal Complaints. The federal class actions were subsequently consolidated in the District Court (the "Consolidated Class Actions"). In October 1998, the Trustee and class counsel for the plaintiffs in the Consolidated Class Actions signed a Memorandum of Understanding (the "MOU") to settle certain major litigation. The MOU requires approval of both the District Court and the Bankruptcy Court, as well as satisfaction of other conditions. The Company has not participated in negotiations concerning the MOU, and it is not a party to the MOU.

                In September 1996, the Trustee submitted a motion on behalf of BFG and ACC (collectively, the "Debtors") pursuant to Federal Rule of Bankruptcy Procedure 9019 for approval of the compromise and settlement of the claims of certain lenders (the "Banks") against the Debtors arising out of certain lease-financing agreements pursuant to which the Banks made loans to the Debtors. The settlements, which were approved by the Bankruptcy Court, required the Banks to make several new, interest-only term loans to RFI at 1/2% to 4% interest rates (the "Settlement Loans"). Under the terms of the settlements, a large portion of the proceeds of the Settlement Loans, approximately $19,000,000, was on-loaned to the Trustee to purchase the Banks' original loans to the Debtors. RFI's loan to the Trustee bears interest at 10% per annum and is non-recourse to the Trustee and the Estate. The Trustee pledged certain lease payment collateral to RFI to secure the loan. RFI is obligated to pay an arrangement fee of 3% per annum to the Trustee based on the unpaid principal balance of the Settlement Loans. At December 31, 1997, RFI's outstanding balance on the Settlement Loans was approximately $22,600,000, on which interest is payable in monthly installments, and the Trustee had repaid approximately $15,000,000 of the on-loan. As of September 30, 1998, the Trustee had repaid all but $1,456,000 of the on-loan.

                By an order dated November 24, 1997 (the "Debt/Equity Swap Order"), the Bankruptcy Court approved the issuance of 4,645,596 shares, at $5.375 per share, of Common Stock to the Estate. In exchange for the 4,645,596 shares of Common Stock, the Estate canceled $24,970,078.55 in debt owed to BFG through intercompany notes. An order of the Bankruptcy Court dated September 8, 1998 (corrected September 11, 1998) authorized acceptance by the Trustee of issuance of 67,113 additional shares of Common Stock in exchange for $360,732.51 of additional debt of RFI to BFG. This debt was inadvertently excluded from the Debt/Equity Swap Order. The order of the Bankruptcy Court dated September 8, 1998 also authorized the Trustee to transfer to RFI, title to all consumer receivables and development loans to which RFI claimed to be the true owner. The order in effect confirmed the Company's title to approximately $27 million of consumer receivables and development loans without further cost to the Company, and authorized the Trustee to execute any and all documents necessary to release all potential claims of the Estate in or to such assets.

                By an order dated September 24, 1998, the Bankruptcy Court approved the Trustee's motion to sell all shares of Common Stock held by the Estate in a public offering. The order dated September 24, 1998 also deals with certain aspects of the anticipated employment arrangements between the Trustee and the Company relating to his employment as a director, Chairman and Chief Executive Officer of the Company. See "Employment and Consulting Agreements" and "Proposal No. II: Approval of Amendments to The 1997 LTIP" hereafter for discussion of the status of the negotiations between the Company and Mr. Breeden with respect to such arrangements. The Company has not filed a registration statement with the SEC in connection with a public offering and there can be no assurance that the Company will file such a registration statement, or that a public offering will be completed. The Bankruptcy Court also authorized the Trustee to either (i) exchange the 10,000 shares of Series 2 Preferred Stock into 1,860,465 shares of Common Stock (the "Exchange"), or (ii) sell the 10,000 shares of Series 2 Preferred Stock to the Company for a sum which is the multiple of 1,860,465 times the public offering price for the Common Stock minus the underwriter's discount (the "Sale of Preferred Stock"). The information contained in this Proxy Statement is presented as of a date prior to the Exchange or the Sale of Preferred Stock, as the case may be. If the Reverse Stock Split Amendment discussed in this Proxy Statement is effected, appropriate adjustments would be required with respect to the number of shares of Common Stock received in the Exchange or in the calculation of the sum received in the event of a Sale of Preferred Stock, as the case may be.

Administrative Services Provided by The Bennett Funding Group, Inc.

                Under an agreement which expired March 31, 1996, the Company paid BFG $422,115 in 1996 for various administrative services including billing, collection, legal and management services. In April 1996, the Company negotiated with BFG and hired all the employees responsible for such services from BFG. The Company currently receives administrative services from BFG relating to the mailing of invoices to customers for amounts due under vacation interval contracts.

Office Facilities

                The Company's five-year lease of its office facilities from BFG was terminated without penalty in 1997 when the Company relocated within the same property. Rent expense paid to BFG amounted to $146,399 in 1997. The Company currently leases its office facilities from BFG on a month-to-month basis at a monthly rate of $6,782.30. The Company will continue to lease its office facilities from BFG on a month-to-month basis until a new lease agreement with BFG is finalized.

                Subject to approval by the Bankruptcy Court, pursuant to a proposed employment contract currently being negotiated with Mr. Breeden, the Company may sublet an office in Greenwich, Connecticut from Mr. Breeden at a monthly rate of approximately $4,100. This is the same price that Mr. Breeden pays the landlord under the existing lease agreement. If the Bankruptcy Court approval is not obtained under the proposed contract, the Company would lease other office facilities in Greenwich, which may be at a cost higher than the cost of the proposed sublet space.

Legal Proceeding Involving Former Executive Officer and Director

                In May, 1995, Joseph Mooney resigned from the Company as Senior Executive Vice President and Director pursuant to a termination agreement effective May 19,1995, the terms of which provided for Mr. Mooney to be retained on a consulting basis through November 19, 1995 at the rate of $2,500 per month. In addition, Mr. Mooney was to receive $75,000 in severance pay, plus certain other benefits totaling approximately $7,000 through May 31, 1996.

                   In January 1996, Joseph Mooney, former Senior Executive Vice President and Director of the Company, filed a lawsuit in the Circuit Court of Broward County, Florida against the Company, Murray Bacal (the former Chairman of the Board of the Company), and another defendant alleging, among other things, that the Company breached its obligations to him under a termination agreement and a prior letter of intent that Mr. Mooney claims would have permitted him to acquire certain assets of the Company. Mr. Mooney alleged that the Company tortously interfered with certain business opportunities he had. Mr. Mooney's suit seeks certain declaratory and equitable relief, compensatory damages in excess of $1,050,000, plus prejudgment interest, court costs, reasonable attorney's fees and such other relief as the court may deem appropriate. On February 4, 1997, the court granted partial summary judgment to Mr. Mooney. The damages awarded to Mr. Mooney in the summary judgment were not material and were covered by insurance. The Company believes that it has meritorious defenses to the remaining allegations in the complaint and intends to defend the matter vigorously. In addition, the Company filed certain counterclaims against Mr. Mooney alleging that Mr. Mooney had wrongfully retained certain Company property and had wrongfully interfered with the Company's conduct of its business, all in violation of the terms of the termination agreement. The counterclaims further allege that Mr. Mooney knowingly and feloniously obtained, or converted to his own use and benefit, at least $250,000 of the Company's money. The counterclaims seek compensatory damages, treble damages, pre- and post-judgment interest, costs, attorney's fees and such further relief as the court deems appropriate. Mr. Mooney has answered, denying liability on the Company's counterclaims. The Company intends to vigorously defend its interests against Mr. Mooney's claims, and pursue its counterclaims.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

                   The following table summarizes compensation information for the last three fiscal years for (i) Mr. Breeden, the Chief Executive Officer of the Company, and (ii) the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE


                                              Annual Compensation                      Long Term Compensation
                                                                                       Awards         Payouts

                                                                        Other
                                                                        Annual       Securities
                                                                       Compen-       Underlying      All Other
        Name and Principal    Fiscal        Salary        Bonus       sation (2)       Options      Compensation
           Position (1)        Year           ($)          ($)           ($)             (#)            ($)

Richard C. Breeden (3)
Chief Executive Officer        1997           -0-          -0-           -0-           -0- (5)          -0-


Thomas J. Hamel
President and
Chief Operating Officer        1997         227,463       80,000         -0-           300,000        2,250 (4)
                               1996         217,958        -0-           -0-             -0-            -0-
                               1995         224,019        -0-           -0-             -0-            -0-


Gerald L. Klaben, Jr.
Treasurer and
Chief Financial Officer        1997         149,819       50,000         -0-           75,000          900 (4)
                               1996          58,385        -0-           -0-             -0-           375 (4)


(1) Messrs. Hamel and Klaben became executive officers of the Company during fiscal year 1996 and Mr. Breeden became Chief Executive Officer during fiscal year 1997. Prior to 1996, Mr. Hamel was an executive officer of RFI.

(2) Excludes certain perquisites which do not exceed the lesser of $50,000 or 10% of the named individual's aggregate salary and bonus.

(3) For the period ending December 31, 1997, the Company did not compensate Mr. Breeden for his services as Chief Executive Officer. Mr. Breeden serves as Chief Executive Officer in his capacity as Trustee, and is not separately compensated by the Estate for his services to the Company.

(4)       The amount represents Company-paid life insurance premiums.

(5) The Estate is the beneficial holder of 200,000 stock options issued in the name of Mr. Breeden as Trustee.

Option Grants in Last Fiscal Year

                   The following table provides information about option grants to the Named Executive Officers during fiscal year 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)



                                       Percent of Total    Exercise
              Number of Securities    Options Granted to     or Base
               Underlying Options     Employees in Fiscal     Price   Expiration
Name               Granted (#)               Year            ($/Sh)     Date

Mr. Breeden          -0- (1)                    0%             n/a         n/a
Mr. Hamel        300,000 (2)                 35.0%           $1.00      5/29/02
Mr. Klaben        75,000 (2)                  8.7%           $1.00      5/29/02


(1) The Estate is the beneficial holder of 200,000 stock options issued in the name of Mr. Breeden as Trustee.

(2) Options will expire on the fifth anniversary of the date of grant and 50% will vest 18 months following the date of the agreement and, as to the remaining 50%, on the third anniversary of the agreement date. Options will expire 60 days after termination of employment where they have vested but have not been exercised. If the employee resigns for "Good Reason" (as defined in the agreement) arising following a "Change of Control" (as defined in the agreement), or is terminated for any reason other than for "Cause" (as defined in the agreement), all outstanding options will immediately vest.

Options Exercised and Year-End Option Holdings

                   The following table provides information about stock option exercises by the Named Executive Officers during fiscal year 1997 and stock options held by each of them at fiscal year-end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                Number of Securities             Value of Unexercised
                                                           Underlying Unexercised Options    In-the-Money Options at Fiscal
                   Shares Acquired         Value               at Fiscal Year-End (#)               Year-End ($) (1)
      Name         on Exercise (#)      Realized ($)     Exercisable    Unexercisable        Exercisable   Unexercisable

Mr. Breeden (2)          -0-                -0-               -0-           -0-                 -0-            -0-
Mr. Hamel                -0-                -0-               -0-        300,000                -0-         1,314,000
Mr. Klaben               -0-                -0-               -0-         75,000                -0-           328,500


(1) Values for "in-the money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the value of the Common Stock as of December 31, 1997.

(2) The Estate is the beneficial holder of 200,000 stock options issued in the name of Mr. Breeden as Trustee.


Employment and Consulting Agreements

                   RFI entered into an employment agreement with Thomas Hamel on May 29, 1997 pursuant to which he is serving as RFI's President and Chief Operating Officer for a three-year term and thereafter for successive one-year renewal terms unless either party elects not to renew the agreement, pursuant to the terms set forth therein. The said agreement provides for an annual base salary of $220,000 during the first year, increased annually at the discretion of the board of directors of RFI (but not less than the percentage increase in the urban consumer price index). The agreement also provides for a bonus of $80,000 in 1997, and a bonus each year thereafter based on performance measures agreed to by the parties (but not less than $80,000). The Trustee is a party to the agreement solely for the purpose of agreeing (i) to recommend to the board of directors of RFI the issuance of stock options ("Options") to Mr. Hamel covering 300,000 shares of Common Stock (the "Option Shares"); (ii) to take related actions intended to facilitate issuance of the Option Shares; and (iii) at the initial meeting following a reconstitution of the board of directors of RFI with at least two duly elected members other than Mr. Hamel, to recommend and to seek the opinion of such board as to the level and nature of stock incentives that should be provided to Mr. Hamel. RFI and Mr. Hamel agreed that for the years after 1997, Mr. Hamel's total compensation should include an incentive component and both parties agreed to revisit this issue one year from the date of the agreement to negotiate a mutually agreeable incentive compensation structure. The issue has been revisited but, as yet, no determination has been made. The employment agreement provides that the Options
(i) shall have an exercise price of $1.00 per share; (ii) shall expire on the fifth anniversary of the date of grant; (iii) shall vest as to 150,000 Option Shares 18 months following the date of the agreement and, as to the remaining 150,000 Option Shares, on the third anniversary of the agreement (provided Mr. Hamel is employed by RFI on each such date); and (iv) shall expire 60 days after Mr. Hamel's employment terminates (if Mr. Hamel's employment terminates after the vesting of such Options but before the exercise thereof). Mr. Hamel will be released from his obligations under the agreement if the issuance of such Options is not approved by the board of directors of RFI within 90 days after their initial meeting following reconstitution of such board with at least two duly elected members other than Mr. Hamel.

                   In addition, the agreement provides Mr. Hamel with employee benefits on the same terms as those available to senior executive officers of RFI. RFI has also agreed to provide at least $600,000 of life insurance for Mr.

Hamel. Under the agreement, RFI may terminate Mr. Hamel's employment at any time for any reason, and Mr. Hamel may terminate his employment for any reason at any time upon 90 days' prior written notice. If, prior to the agreement termination date then in effect, Mr. Hamel resigns for "Good Reason" (as defined in the agreement) arising following a "Change of Control" (as defined in the agreement), or is terminated by RFI for any reason other than for "Cause" (as defined in the agreement), then Mr. Hamel (provided he executes a release) will be entitled to receive a cash severance amount equal to 100% of the remaining then-current base salary and bonus due through the end of the term of his employment agreement (or due for the year of termination, if the termination or resignation occurs subsequent to the third anniversary of the agreement), plus the immediate vesting of all outstanding Options. "Change of Control" is defined in the agreement so as to include the filing by RFI of a case under the Bankruptcy Code (other than a pre-packaged bankruptcy filed on the motion of Mr. Breeden, in which it is proposed that the agreement be continued), provided a bankruptcy trustee is appointed for RFI. In such event, prior to the filing of such case, RFI agrees to confess judgment in Mr. Hamel's favor in an amount equal to the outstanding compensation then due under the agreement. RFI also has agreed that if it should entertain a formal offer for the acquisition of a controlling stake of its voting shares or all or substantially all of its assets, then it will inform Mr. Hamel of such offer and invite him to submit a competing offer.

                   Mr. Hamel has agreed to preserve the confidentiality of information regarding RFI. Mr. Hamel has also agreed that, during the period commencing on the date of the agreement and ending on the date of the later of the third anniversary of the date of the agreement or the date his employment terminates (or one year following such later date if he terminates his employment without Good Reason following the second anniversary of the date of the agreement), he will not become employed by, consult with or otherwise become involved with any "Prohibited Entity" (as defined in the agreement). During such period, Mr. Hamel has further agreed not to employ any employee, agent or representative of RFI or its affiliates, or to seek to influence any such individual to terminate his or her relationship with such entity. Such non-compete and non-solicitation covenants will become void, however, if, prior to the third anniversary of the agreement but subsequent to the reconstitution of the board of directors of RFI with at least two duly elected members other than Mr. Hamel, the Trustee ceases to be a member of such board other than by reason of his death, disability or voluntary resignation. In such event, Mr. Hamel may terminate his employment upon 90 days' notice, but will not be entitled to any severance payments. RFI also has agreed to indemnify Mr. Hamel if he incurs any liabilities as a result of his affiliation with RFI, unless his employment terminates for "Cause", as defined in the agreement.

                   RFI entered into an employment agreement with Gerald Klaben on July 15, 1996 pursuant to which he is serving as RFI's Chief Financial Officer for a three-year term and thereafter for successive one-year renewal terms unless either party elects not to renew the agreement at least 90 days prior to the end of the original term or any renewal term. The Company subsequently agreed to provide an annual base salary of $150,000 during the first year, increased annually by the same percentage increase as the urban consumer price index and a bonus of $50,000. The Company also subsequently agreed to the granting of 75,000 Option Shares to Mr. Klaben. The terms of the Option Shares for Mr. Klaben are substantially similar to those set forth in Mr. Hamel's employment agreement. Mr. Klaben's compensation includes $1,500 for coverage of medical premiums, which will be increased only in the event of an increase in such premiums and will receive medical family coverage at a cost as provided to other employees of RFI. He may participate in RFI's pension, profit-sharing and retirement plans, including a 401(k) plan, on the same basis as those plans are made available to other senior executives of RFI. Mr. Klaben has agreed to preserve the confidentiality of information regarding RFI.

                   Under the agreement, Mr. Klaben may terminate his employment upon 30 days' prior written notice to RFI but where Mr. Klaben resigns for "Good Reason" (as defined in the agreement), he may terminate his employment upon 45 days' notice to RFI. RFI may terminate Mr. Klaben's employment agreement for "Cause" (as defined in the agreement) upon 30 days' prior notice to Mr. Klaben. If Mr. Klaben resigns for Good Reason or is terminated by RFI for any reason other than for Cause on or after July 16, 1998 but before July 16, 1999, Mr. Klaben is entitled to a cash severance amount equal to the remaining salary due through the end of the term of the agreement plus 50% multiplied by Mr. Klaben's then-current base salary. Following the third anniversary of the employment agreement, Mr. Klaben is entitled to a cash lump sum severance of 50% multiplied by Mr. Klaben's then-current base salary.

                   ERC entered into an employment agreement with R. Perry Harris on August 24, 1998, pursuant to which he is serving as ERC's Chief Executive Officer for a five-year term and thereafter for successive one-year renewal terms unless either party elects not to renew the agreement pursuant to the terms set forth therein. The agreement provides for an annual base salary of $300,000 during the first year, increased annually at the discretion of the Board of Directors of ERC (but not less than the percentage increase in the urban consumer price index). The agreement also provides for an annual bonus (the "Target Annual Bonus") and the terms of payment of this bonus are outlined in the agreement. The Company is a party to the agreement solely for the purpose of (i) the issuance of Options to Mr. Harris covering (1) 30,000 Option Shares if the Company reaches at least 100%, but less than 125%, of the "Pre-Tax Profit Target" (as defined in this agreement) for any fiscal year, and (2) 60,000 Option Shares if the Company equals or exceeds 125% of the Pre-Tax Profit Target for a fiscal year; (ii) taking related actions intended to facilitate issuance of the Common Stock; (iii) seeking the opinion of the Board of Directors of the Company as to the level of pre-tax profits of the Company; and (iv) guaranteeing the performance by ERC of all of its obligations under the agreement. The agreement provides that Options granted will have an exercise price of the fair market value of the Option Shares on the date of grant of such Options and will expire on the tenth anniversary from their date of grant. The Options granted will vest and become exercisable at a rate of 20% per year for a five-year period but will immediately expire upon the termination of Mr. Harris' employment unless Mr. Harris resigns for "Good Reason" (as defined in the agreement) or his employment terminates for "Cause" (as defined in his agreement), in which case Mr. Harris will become immediately vested and will retain the right to exercise all outstanding Options for one year from the date of such termination.

                   In addition, the agreement provides Mr. Harris with employee benefits on the same terms as those available to senior executive officers of ERC. Under the agreement, ERC may terminate Mr. Harris' employment at any time for any reason, and Mr. Harris may terminate his employment for any reason upon 90 days' prior written notice to ERC. If prior to the agreement termination date then in effect, Mr. Harris resigns for Good Reason or is terminated by ERC for any reason other than for Cause, then Mr. Harris (provided he executes a release) will be entitled to receive (i) a cash severance amount equal to 100% of the remaining then-current base salary until the end of the employment period as then in effect; (ii) the Target Annual Bonus due for any completed fiscal year that ended prior to the date of termination; (iii) a pro rata Target Annual Bonus where Mr. Harris' employment is terminated after June 30th of a fiscal year in which it is subsequently determined that the applicable Pre-Tax Profit Target has been met; (iv) the immediate vesting of all outstanding Options; (v) continuation in all employee benefits on the same terms as those available to senior executive officers of ERC until the earlier of the expiration of the remaining term of the employment period or until Mr. Harris becomes eligible for coverage under comparable plans of a subsequent employer; (vi) earned but unpaid base salary through the date of termination; and (vii) any unreimbursed business expenses and all payments, rights and benefits due under the terms of ERC's employee and fringe benefit plans. Notwithstanding this, ERC will have the right to terminate Mr. Harris' employment agreement where pre-tax profits of ERC fall below 75% of the Pre-Tax Profit Target for fiscal year 2000 or 2001 and Mr. Harris will only be entitled to the benefits had his employment terminated for Cause or other than Good Reason, that is (i) earned but unpaid base salary through the date of termination; (ii) earned but unpaid Target Annual Bonus for any completed fiscal year that ended prior to the date of termination; and (iii) any unreimbursed business expenses.

                   Mr. Harris has agreed to preserve the confidentiality of information regarding ERC. Mr. Harris has also agreed to preserve the non-compete and non-solicitation covenants detailed in his employment agreement for a maximum period of seven years with certain geographical limitations outlined in his employment agreement. A breach of such non-compete and non-solicitation covenants by either Mr. Harris or by Mr. Harris' wife, Karen Harris, will be treated as a breach of the agreement by Mr. Harris and ERC will be entitled to equitable relief and all severance payments otherwise payable to Mr. Harris and discussed above, will cease. In the event of any controversy or claim arising out of, or relating to the agreement, the losing party will bear the cost of all reasonable attorney fees and expenses of both parties.

                   Currently, Richard C. Breeden serves as Chief Executive Officer of the Company and as Trustee on behalf of the Estate. He is not compensated by the Company. The Board of Directors expects that the Company will have to enter into an employment contract to secure the services of a chief executive officer when the Estate disposes of its shares in the Company. The Board of Directors has entered into discussions with Mr. Breeden about serving as Chief Executive Officer and a related employment contract. Discussions are ongoing, and while the Company expects an agreement to be reached, there is no assurance arrangements will be finalized and that Mr. Breeden will continue to serve as Chief Executive Officer. See also "Proposal No. II: Approval of Amendments to The 1997 LTIP" hereafter for discussion of the status of the Company's negotiations with Mr. Breeden with respect to such contract.

Section 16(a) Beneficial Ownership Reporting Compliance

                   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to report their ownership and changes in their ownership of the Company's Common Stock or Series 2 Preferred Stock to the SEC. Directors, officers and greater than 10% stockholders also are required to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by the SEC and the Company is required to report in this proxy statement any failure of its directors, executive officers and greater than 10% stockholders to file by these dates.

                   During fiscal year 1997, with respect to Thomas J. Hamel, John R. Petty, Richard C. Breeden (individually), George W. Carmany III, Gerald
L. Klaben Jr., James R. Petrie, Lisa M. Henson and Eric C. Cotton, a Form 5 report relating to one transaction was not filed on a timely basis. In addition, during the fiscal year 1997, in the case of Richard C. Breeden in his capacity as Trustee, a Form 5 report relating to eight transactions was not filed on a timely basis.

                                PROPOSAL NO. II:
                     APPROVAL OF AMENDMENTS TO THE 1997 LTIP

Proposed Action

                   The Stockholders are being asked to approve an amendment, approved by the Board of Directors, to the 1997 LTIP (i) increasing the number of shares of Common Stock that may be issued under the 1997 LTIP from 1.6 million to 3.5 million and (ii) increasing the limit on the number of shares that may be awarded to a participant in any calendar year from 400,000 to 1 million. It is the understanding of the Board of Directors that the Trustee intends to vote the Estate's shares in favor of the amendment to the 1997 LTIP. As discussed under the heading "Employment and Consulting Agreements," the Company is currently negotiating an employment contract with Mr. Breeden to serve as Chief Executive Officer. The Company's negotiations with Mr. Breeden include proposals on the grant of equity incentives under the 1997 LTIP, which grant as currently proposed would exceed the current limitation on annual grant to an individual and require more shares than currently authorized to be issued under the 1997 LTIP. Mr. Breeden, therefore, has an interest in the approval of the amendments to the 1997 LTIP.

Description of the 1997 LTIP and Proposed Amendments

                   The following is a brief summary of the terms of the 1997 LTIP and the proposed amendments. The summary does not purport to be complete and is qualified in its entirety by the full text of the 1997 LTIP, as amended, set forth in Schedule A to this Proxy Statement.

                   The purpose of the 1997 LTIP is to provide selected key employees and directors of the Company and its subsidiaries an opportunity to benefit from the appreciation in the value of the Common Stock, thus providing an increased incentive for such employees to contribute to the future success and prosperity of the Company, enhancing the value of the Common Stock for the benefit of the Stockholders and increasing the ability of the Company and its subsidiaries to attract and retain individuals of exceptional skill.

                   If the amendment is approved by the Stockholders, the total number of shares of Common Stock that may be issued under the 1997 LTIP is 3.5 million shares. In addition, if the amendment is approved by the Stockholders, the maximum number of shares of Common Stock for which awards may be granted during a calendar year to any participant will be 1 million. The closing price of a share of Common Stock on the Nasdaq SmallCap Market on November 19, 1998 was $4.50.

                   The 1997 LTIP is administered by the Compensation Committee. The Compensation Committee has the authority to select the participants to be granted awards under the 1997 LTIP, to determine the size and terms of an award and to determine the time when grants of awards will be made. The Compensation Committee is authorized to interpret the 1997 LTIP, to establish, amend and rescind any rules and regulations relating to the 1997 LTIP, and to make any other determinations that it deems necessary or desirable for the administration of the 1997 LTIP.

                   Awards under the 1997 LTIP may be options (which may be incentive stock options or non-qualified options), stock appreciation rights, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of shares of Common Stock. Awards may be paid in shares of Common Stock, cash or a combination thereof. The option price per share of Common Stock is determined by the Compensation Committee. Options granted under the 1997 LTIP are exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after the date it is granted.

                   The Compensation Committee may grant a stock appreciation right independent of an option, or, in conjunction with an option or designated portion thereof at the time the related option, if any, is granted or at any time prior to the exercise or cancellation of the related option and will cover the same shares covered by the option or as the Compensation Committee may determine and shall be subject to the same terms and conditions as such option. The exercise price shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the greater of (i) the fair market value of a share of Common Stock on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option or a portion thereof, the option price of the related option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each stock appreciation right granted independently of an option will entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the stock appreciation right. Each stock appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to the Company the unexercised option, or any portion thereof, and to receive from the Company in exchange thereof an amount equal to
(i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the option price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the option, or portion thereof, which is surrendered. The Compensation Committee may impose conditions upon the exercisability of stock appreciation rights.

                   The Compensation Committee may grant other awards of shares of Common Stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of Common Stock. Certain of such other awards may be granted in a manner that is deductible by the Company or a subsidiary of the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and will be determined based on the attainment of written objective performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals will be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes; (ii) net income; (iii) operating income; (iv) earnings per share of Common Stock; (v) book value per share of Common Stock; (vi) improvements in capital structure; (vii) profitability of an identifiable business unit or product; (viii) maintenance or improvement of profit margins; (ix) stock price; (x) market share; (xi) revenues or sales;
(xii) costs; (xiii) cash flow; (xiv) working capital and (xv) return on assets.

                   Except as otherwise provided in the 1997 LTIP or in an award agreement, an award may be exercised for all, or from time to time any part, of the shares of Common Stock for which it is then exercisable. The purchase price for the shares of Common Stock as to which an award is exercised shall be paid to the Company in full at the time of exercise at the election of the participant (i) in cash, (ii) in shares of Common Stock having a fair market value equal to the aggregate option price for the shares of Common Stock being purchased and satisfying such other requirements as may be imposed by the Compensation Committee, (iii) partly in cash and partly in such shares of Common Stock, (iv) through the withholding of shares of Common Stock (which would otherwise be delivered to the participant) with an aggregate fair market value on the exercise date equal to the aggregate option price or (v) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares of Common Stock being purchased.

                   Each award is generally non-transferable during the lifetime of the participant.

                   The Board of Directors may amend, alter or discontinue the 1997 LTIP, but no amendment, alteration or discontinuation will be made which,
(a) without the approval of the stockholders of the Company, would (i) increase the total number of shares of Common Stock reserved for the purposes of the 1997 LTIP, (ii) change the maximum number of shares of Common Stock for which awards may be granted to any participant, (iii) materially increase the benefits accruing to participants under the 1997 LTIP, or (iv) materially modify the eligibility requirements for participation in the 1997 LTIP, or (b) without the consent of a participant, would impair any of the rights or obligations under any award granted to such participant under the 1997 LTIP; provided, however, that the Compensation Committee may amend the 1997 LTIP in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code, as amended, or other applicable (United States or foreign) laws.

                   In the event of any change in the outstanding shares of Common Stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares of Common Stock or other corporate exchange, or any distribution to stockholders of shares of Common Stock other than regular cash dividends, the Compensation Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 1997 LTIP or pursuant to outstanding awards, (ii) the option price and/or (iii) any other affected terms of such awards.

                   The Compensation Committee will have the right to require payment of any federal, state, local or foreign income or other taxes required to be withheld with respect to the exercise or payment of an award. Unless the Compensation Committee specifies otherwise, the participant may elect to pay a portion or all of such withholding taxes by (a) delivery in shares of Common Stock or (b) having shares of Common Stock withheld by the Company from any shares of Common Stock that would have otherwise been received by the participant. The number of shares of Common Stock so delivered or withheld shall have an aggregate fair market value sufficient to satisfy the applicable withholding taxes.

                   The Board of Directors believes that the proposed amendments to the 1997 LTIP are necessary to provide the Company with sufficient flexibility under the Plan to attract and retain executive officers. Currently, Richard C. Breeden serves as Chief Executive Officer of the Company and as Trustee on behalf of the Estate. He is not compensated by the Company. The Board of Directors expects that the Company will have to enter into an employment contract to secure the services of a chief executive officer when the Estate disposes of its shares in the Company. The Board of Directors has entered into discussions with Mr. Breeden about serving as Chief Executive Officer and a related employment contract. Discussions are ongoing, and while the Company expects an agreement to be reached, there is no assurance arrangements will be finalized and that Mr. Breeden will continue to serve as Chief Executive Officer.

                   As of the date of this Proxy Statement, the Company had not determined the amount of future awards under the 1997 LTIP other than that may be specified in employment contracts discussed under "Employment and Consulting Agreements" and the negotiations with Mr. Breeden discussed above. Certain option grants under the 1997 LTIP are described in the Summary Compensation Table and the Option Grant Table of this Proxy Statement.

Recommendation of the Board of Directors Concerning the Amendments to the 1997 LTIP

                   The Board of Directors recommends a vote FOR the proposed amendments to the 1997 LTIP. Proxies received by the Board of Directors will be so voted unless Stockholders specify a contrary choice in their proxy.

                                PROPOSAL NO. III
                          REVERSE STOCK SPLIT AMENDMENT

Proposed Action

                   The Reverse Stock Split Amendment would effect a reverse split of the outstanding shares of Common Stock (the "Reverse Stock Split"), whereby the Company would issue one (1) new share of Common Stock in exchange for one of the alternatives of three (3), four (4) or five (5) shares of presently outstanding Common Stock. The Board of Directors requests stockholder approval of three alternative exchange ratios, as opposed to approval of a specified exchange ratio, in which the Reverse Stock Split may be effected. The Board of Directors believes that three alternatives will provide it with maximum flexibility to achieve the intended purpose of the Reverse Stock Split and is in the best interests of the Company and its stockholders.

Reasons for the Proposed Reverse Stock Split

                   As discussed under "Certain Transactions and Legal Proceedings -- Bankruptcy of Affiliated Companies and Related Litigation," the Bankruptcy Court approved the Trustee's motion to sell all of the shares of Common Stock owned by the Estate in a public offering. The Board of Directors has determined that it may be desirable to effect the Reverse Stock Split prior to any public offering. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Stock Split is expected to increase the price at which the Common Stock trades. The potential price per share increase resulting from the Reverse Stock Split may enable the Company to achieve a market price that would be more acceptable to investors.

                   If the Stockholders approve this proposal, the Board of Directors will be authorized to select one of three alternative exchange ratios in the event that the Board of Directors determines to effect the Reverse Stock Split. The Board of Directors has not yet determined to effect the Reverse Stock Split but seeks stockholder authorization to do so in the event it is deemed to be in the best interests of the Company and its stockholders.

                   If the Reverse Stock Split is effected, there can be no assurance that the market price of each share of Common Stock received in the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, or that such market price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will improve as a result of the Reverse Stock Split. Additionally, the Reverse Stock Split may leave certain stockholders with "odd lots" of the Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require greater commission per share to sell, than shares in even multiples of 100.

Effect of the Reverse Stock Split

                   Based on the 25,198,368 shares of Common Stock that were outstanding as of September 30, 1998, the following table reflects the percentage reduction in the outstanding shares of Common Stock and the number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split:


                                                        Shares of Common Stock
Proposed Reverse Stock Split    Percentage Reduction       to be Outstanding
----------------------------- ------------------------ -------------------------

        three to one                     66%                   8,399,456
        four to one                      75%                   6,299,592
        five to one                      80%                   5,039,673

                   Assuming that the Reverse Stock Split Amendment is approved, upon filing of a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of the State of Delaware, the Reverse Stock Split will be effective as of 5:00 p.m., local time, on the date of such filing (the "Effective Date"), and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Stock Split (the "Old Shares") will automatically be deemed after the Reverse Stock Split without any action on the part of the stockholders to represent one third, one quarter or one fifth, as the case may be, in accordance with the applicable exchange ratio, of the number of the Old Shares (the "New Shares"). See also "Exchange of Stock Certificates" below.

                   The Reverse Stock Split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the treatment of fractional shares as described below. Following the Reverse Stock Split, each share of Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Common Stock prior to such event.

                   No fractional New Shares will be issued as a result of the Reverse Stock Split. In lieu thereof, each stockholder whose Old Shares are not evenly divisible by three, four or five, in accordance with the applicable exchange ratio, will receive cash in an amount equal to the fair market value of a share of Common Stock on the Effective Date multiplied by the fractional share the stockholder would otherwise be entitled to receive as a result of the Reverse Stock Split. A certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) will be issued to the Company's transfer agent (the "Transfer Agent"), or its nominee, as agent for the accounts of all holders of shares of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Stock Split. Sales of fractional interests will be effected by the Transfer Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on the Nasdaq Stock Market or such other market on which the Common Stock is then trading at the time of the sale. After the Reverse Stock Split is effected, the Transfer Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates.

                   Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its Transfer Agent, as the case may be, concerning ownership of such funds within the time period permitted in such jurisdictions. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they are paid.

                   Stockholders have no right under the DGCL to seek appraisal rights in connection with the Reverse Stock Split.

Exchange of Stock Certificates

                   As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares of Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing Old Shares. Upon proper completion and execution of the letter of transmittal and the surrender of certificate(s) representing Old Shares, a stockholder will be entitled to receive cash in lieu of any fractional share issuable to such stockholder as a result of the Reverse Stock Split and a certificate representing the number of whole New Shares of Common Stock into which such stockholder's Old Shares have been reclassified and changed as a result of the Reverse Stock Split.

                   Stockholders should not submit any certificate until requested to do so. No certificate representing New Shares will be issued to a stockholder until such stockholder has surrendered his outstanding certificate(s) representing Old Shares together with the appropriately completed and executed letter of transmittal, in accordance with the instructions contained therein.

                   Until surrender in accordance with the procedures set forth in the letter of transmittal, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one half, one third or one quarter of the number of Old Shares, as the case may be, in accordance with the applicable exchange ratio.

Effect on Outstanding Options and Warrants

                   As of September 30, 1998, there were outstanding options to purchase an aggregate of 858,400 shares of Common Stock pursuant to Company employee stock plans and warrants to purchase an aggregate of 430,000 shares of Common Stock. All of the outstanding options and warrants are subject to provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a Reverse Stock Split. If the Reverse Stock Split Amendment is approved and effected, there will be a proportionate reduction in the number of shares of Common Stock subject to outstanding options and warrants, depending on the exchange ratio selected by the Board of Directors, and the exercise price per share would be proportionately increased.

Certain Federal Income Tax Consequences

                   The following is a summary of the federal income tax consequences of the Reverse Stock Split. This summary is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as non-resident aliens, broker-dealers or insurance companies). Further, this summary also does not discuss any consequence of the Reverse Stock Split under any state, local, foreign, gift or estate tax laws.

                   EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

                   The exchange of Old Shares for New Shares will not result in a recognition of gain or loss, except in the case of cash received for fractional shares. The holding period of the New Shares will include the stockholder's holding period for the Old Shares, and the aggregate tax basis of the New Shares will be the same as the aggregate tax basis of the Old Shares, reduced by the tax basis allocable to the receipt of cash in lieu of fractional shares. If cash is received by a stockholder as a result of the sale of a fractional share interest, the Company will be treated as distributing the fractional share to the stockholder and the stockholder will be treated as selling the fractional share interest. Such stockholder will recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's Old Shares allocable to such fractional share. Such gain or loss will be capital gain or loss (if such stock were held as a capital asset), and any of such capital gain or loss will generally be long-term capital gain or loss, to the extent that such stockholder's holding period for his stock exceeds 12 months. Under recently enacted legislation, the maximum regular individual U.S. federal income tax rate on capital gains is 20% for property held for more than 1 year. Capital gains on the sale of property held for one year or less are subject to U.S. federal income tax at ordinary income rates.

Miscellaneous

                   The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the proposed Reverse Stock Split Amendment if, at any time prior to the Effective Date, the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. Without limitation, the Board of Directors may consider abandoning the proposed Reverse Stock Split Amendment if the Board of Directors determines, in its sole discretion, that the Reverse Stock Split is unnecessary or would adversely affect the ability of the Company to raise capital or adversely affect the liquidity of the Common Stock. Additionally, the Board of Directors may make any and all changes to the Reverse Stock Split Amendment that it deems necessary to give effect to the Reverse Stock Split and cause the Reverse Stock Split Amendment to be acceptable for filing with the Secretary of State of Delaware.

                   The full text of the Reverse Stock Split Amendment is contained in Exhibit A to this Proxy Statement.

Recommendation of the Board of Directors Concerning the Reverse Stock Split Amendment to the Certificate of Incorporation of the Company

                   The Board of Directors recommends a vote FOR the proposed Reverse Stock Split Amendment to the certificate of incorporation of the Company. Proxies received by the Board of Directors will be so voted unless Stockholders specify a contrary choice in their proxy.

                                PROPOSAL NO. IV:
        RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                   Based on the recommendation of its Audit Committee, the Board of Directors has appointed FMFE to retain their position as the Company's independent auditors for 1998. FMFE has been the Company's independent auditors since October 1996. The Company's prior independent accountants were Puritz & Weintraub. If the appointment of FMFE is not ratified, the Board of Directors will review its future selection of auditors.

                   On March 29, 1996, Mahoney Cohen Rashba & Pokart, P.C. ("Mahoney Cohen") sent a letter to BFG resigning as BFG's auditor and withdrawing its reports on all financial statements of BFG and its related entities, including RFI, a wholly owned subsidiary of the Company. In the letter, Mahoney Cohen stated that such financial statements were based on, among other things, information supplied by Patrick Bennett and, in light of the allegations in the civil complaint filed by the SEC in the District Court against BFG, BMDC and certain of their affiliates (the "Civil Complaint"), including allegations that Mr. Bennett had provided Mahoney Cohen with false and materially misleading information relating to BFG and BMDC, Mahoney Cohen claimed it had no choice but to withdraw its reports on such financial statements. Although there were no allegations in the Civil Complaint that Mr. Bennett had provided false or materially misleading information regarding RFI to Mahoney Cohen in connection with its reports on the financial statements of RFI, Mahoney Cohen nevertheless subsequently confirmed that its letter of resignation and withdrawal covered reports on financial statements of RFI as well. Prior to such resignation and withdrawal of reports, RFI had no disagreements with Mahoney Cohen as to any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, and Mahoney Cohen's reports on its financial statements did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                   On April 5, 1996, the Company received a letter from Puritz & Weintraub, the Company's independent accountants, stating that such firm was resigning as the Company's auditor effective as of the date of such letter. The opinions of Puritz & Weintraub with respect to the financial statements of the Company for the periods ended August 31, 1994 and 1995 and December 31, 1995 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, nor has there been any disagreement as to any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure during the Company's two most recent fiscal years or any subsequent interim period.

                   In October 1996, the Company engaged FMFE to audit the financial statements and FMFE was the Company's independent auditors for 1997. FMFE audited the Company's financial statements for the years ended December 31, 1997, December 31, 1996 and December 31, 1995.

                   FMFE is expected to have a representative at the Annual Meeting. This representative will be available to respond to appropriate questions at that time and will have an opportunity to make a statement, if he or she so desires.

Recommendation of the Board of Directors Concerning Ratification of the Appointment of FMFE to Serve As Independent Auditors for 1998

                   The Board of Directors recommends a vote FOR ratification of the appointment of FMFE to serve as independent auditors of the Company for 1998. Proxies received by the Board of Directors will be so voted unless Stockholders specify a contrary choice in their proxy.

                            EXPENSES OF SOLICITATION

                   Proxies may be solicited by the Company's directors, officers or other employees, without additional compensation, personally or by written communication, telephone or other electronic means. All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will also request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so.


                             STOCKHOLDERS' PROPOSALS

                   Proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders must be received by the Company on or before January 4, 1999, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Proposals should be addressed to Eric C. Cotton, Equivest Finance, Inc., Secretary, 2 Clinton Square, Syracuse, New York 13202.


                                OTHER INFORMATION

                   As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the SEC, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

                   The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, Quarterly Report on Form 10-QSB for the period ended September 30, 1998, Report on Form 8-K in relation to the Company's acquisition of ERC, filed with the SEC on September 11, 1998, and Report on Form 8-K/A which contains financial information relating to the Company's acquisition of ERC, filed with the SEC on November 12, 1998, are enclosed for your further information. None of the above filings of the Company under the Exchange Act form any part of the material for the solicitation of proxies.

                        --------------------------------






November 24, 1998

                                   APPENDIX I

                                  FORM OF PROXY

--------------------------------------------------------------------------------


                                    Attached

                                 REVOCABLE PROXY
                             EQUIVEST FINANCE, INC.

                                                         PLEASE MARK VOTES
                                                        AS IN THIS EXAMPLE [X]

                         ANNUAL MEETING OF STOCKHOLDERS
                              December 8, 1998

     The undersigned hereby appoints Eric C. Cotton and Richard G. Winkler, and each of them, as the true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the annual meeting of stockholders of EQUIVEST FINANCE, INC. (the "Company") to be held at Long Wharf Resort, 5 Washington Street, Newport, Rhode Island at 10:00 am local time, on Tuesday, December 8, 1998 and at any and all adjournments and postponements thereof, on the matters set forth below, and, in their discretion, upon all matters incident to the conduct of the annual meeting and upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.



1. The election as directors of all nominees listed (except as marked to the contrary below):

             [  ]  FOR          [  ] WITHHOLD          [  ] FOR ALL EXCEPT


    Richard C. Breeden, Thomas J. Hamel, R. Perry Harris, George W. Carmany, III, and John R. Petty.

INSTRUCTION: To withhold authority for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. The approval of the proposed amendments to the 1997 LTIP.

          [  ]  FOR          [  ] WITHHOLD          [  ] ABSTAIN


3. The ratification of the appointment of Firley, Moran, Freer & Eassa, P.C. to serve as independent auditors of the Company.

          [  ]  FOR          [  ] WITHHOLD          [  ] ABSTAIN


4. The approval of the proposed amendment to the certificate of incorporation of the Company to effect a reverse stock split of the issued and outstanding shares of common stock of the Company.

          [  ]  FOR          [  ] WITHHOLD          [  ] ABSTAIN

                          (continued from other side)

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned noteholder. If no direction is made, this Proxy will be voted FOR all items set forth herein.

                                        Please be sure to sign and date this
                                        Proxy on the line below.

                                        Date ___________________________________

                                        ________________________________________
                                                Stockholder sign above

                                        ________________________________________
                                             Co-holder (if any) sign above



     Receipt of Notice of said meeting and of the proxy statement and annual report of EQUIVEST FINANCE, INC. is hereby acknowledged.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The Directors recommend a vote FOR items 1, 2, 3 and 4.

     Please sign this proxy exactly as your name appears hereon. Joint owners should each sign. Trustees, executors, administrators and others signing in a representative capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his capacity.

                                        Please indicate whether you will be
                                          attending the annual meeting in person

                                        ___ WILL ATTEND    ___ WILL NOT ATTEND

                                   SCHEDULE A

                        THE 1997 LONG-TERM INCENTIVE PLAN
                             AS AMENDED AND RESTATED

--------------------------------------------------------------------------------


1.          Purpose of the Plan

                   The purpose of the Plan is to attract, retain and motivate selected employees and directors who are in a position to have an impact on the results of the operations of the business of the Company or one or more of its Subsidiaries. The Company expects that it will benefit from the additional incentive which such employees and directors will have to increase the value of the Company's Shares as a result of the Plan.

2.          Definitions

                   The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

                   (a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

                   (b) Award: An Option, Stock Appreciation Right, or
                       Other Stock-Based Award granted pursuant to the Plan.

                   (c) Board:  The Board of Directors of the Company.

                   (d) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

                   (e) Committee:  The Compensation Committee of the Board.

                   (f) Company:  Equivest Finance, Inc.

                   (g) Disability:  Except as otherwise provided by the
                       Committee, the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnished such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

                   (h) Effective Date:  September 1, 1997.

                   (i) Fair Market Value:  On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

                   (j) ISO: An Option that is also an incentive stock
                       option granted pursuant to Section 6(d) of the Plan.

                   (k) LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

                   (l) Option: A stock option granted pursuant to Section 6 of the Plan.

                   (m) Option Price: The purchase price per Share of an
                       Option, as determined pursuant to Section 6(a) of the Plan.

                   (n) Other Stock-Based Awards: Awards granted pursuant to
                       Section 8 of the Plan.

                   (o) Participant: An individual who is selected by the
                       Committee to participate in the Plan pursuant to
                       Section 5 of the Plan.

                   (p) Performance-Based Awards: Certain Other
                       Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

                   (q) Plan: The Equivest Finance, Inc. 1997 Long Term
                       Incentive Plan, (amended and restated as of September 11, 1998).

                   (r) Shares: shares of common stock, par value $0.05 per
                       share, of the Company.

                   (s) Stock Appreciation Right: A stock appreciation
                       right granted pursuant to Section 7 of the Plan.

                   (t) Subsidiary: A subsidiary corporation of the
                       Corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.          Shares Subject to the Plan

                   The total number of Shares that may be issued under the Plan is 3.5 million shares. The maximum number of Shares for which Awards may be granted during a calendar year to any one Participant shall be 1 million. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4.          Administration

                   The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each (a) "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and (b) "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). The Committee shall have the authority to select the Participants to be granted Awards under the Plan, to determine the size and terms of an Award and to determine the time when grants of Awards will be made. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. Any decision of the Committee shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

5.          Eligibility

                   The Committee may, in its sole discretion, designate those person(s) who shall be Participant(s) in the Plan. Participants shall be selected from among the employees and directors of the Company and any of its Subsidiaries who are in a position to have an impact on the results of the operations of the Company or one or more of its Subsidiaries; provided that ISOs may only be granted to employees of the Company or its Subsidiaries.

6.          Terms and Conditions of Options

                   Opinions granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Option agreements. Options granted under the Plan shall be subject to the following terms and conditions:

                   (a) Option Price. The Option Price per Share shall be determined by the Committee.

                   (b) Exercisability of Options. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

                   (c) Method of Exercise. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clause (i), (ii) or
(iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and partly in such Shares, (iv) through the withholding of Shares (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate Option Price or (v) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares have been issued to the Participant. A Participant may, if and to the extent permitted by the Committee, elect to defer payment of an Award.

                   (d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition.

                   (e) Deferral. The Committee may develop procedures for a Participant to defer receipt of Shares otherwise subject to Options granted hereunder.

7.          Terms and Conditions of Stock Appreciation Rights

                   (a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this
Section 7 (or such additional limitations as may be included in an Award agreement).

                   (b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares subject to an exercisable Option with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

                   (c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

                   (d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term "Stock Appreciation Right" is used in the Plan, such term shall include LSARs.

8.          Other Stock-Based Awards

                   (a) Generally. The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Award shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereto).

                   (b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price;
(xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow;
(xvii) working capital; and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award to any Participant with respect to a fiscal year of the Company shall be 400,000 Shares. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9.          Tax Withholding

                   The Committee shall have the right to require payment of any federal, state, local or foreign income or other taxes required to be withheld with respect to the exercise or payment of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes.

10.         Amendments or Termination

                   The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the stockholders of the Company, would (except as is provided in Section 11 of the Plan) (i) increase the total number of Shares reserved for the purpose of the Plan, (ii) change the maximum number of Shares for which Awards may be granted to any Participant, (iii) materially increase the benefits accruing to Participants under the Plan or (iv) materially modify the eligibility requirements for participation in the Plan or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable (United States or foreign) laws.

11.         No Right to Employment

                   The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant or to make any additional Awards to the Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment of such Participant.

12.         Successors and Assigns

                   The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

13.         Nontransferability of Awards

                   Unless otherwise so provided by the Committee, an Award shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

14.         Adjustments Upon Certain Events

                   Notwithstanding any provision in the Plan to the contrary, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

15.         Choice of Law

                   The Plan shall be governed by and construed and in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

16.         Term of the Plan

                   The Plan shall be effective as of the Effective Date. No Award may be granted under the Plan after the tenth anniversary of the date the Plan is adopted by the Board, but Awards theretofore granted may extend beyond that date.

17.         Amendment and Restatement of the Plan

                   This amendment and restatement of the Plan, effective as of September 11, 1998, is conditional upon the approval by the shareholders of the Company at the first meeting of the shareholders to occur after September 11, 1998 of the amendments to the Plan adopted by the Board at the September 11, 1998 meeting of the Board, and, if such amendments are not so approved, the terms of the Plan prior to September 11, 1998 shall remain in full force and effect.

                        --------------------------------

                                    EXHIBIT A

                      TEXT OF REVERSE STOCK SPLIT AMENDMENT

--------------------------------------------------------------------------------


                  Article III of the certificate of incorporation of the Company shall be amended by redesignating the section currently titled "Capitalization" as "Section 1. Authorized Capital Stock." and inserting after Section 1 thereof a new Section 2 as follows:

                  "Section 2. Reclassification of Common Stock. Effective as of the close of business day on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the "Effective Date"), each whole share of Common Stock issued and outstanding at such time shall be and hereby is automatically reclassified and changed into [___](1) of one share of Common Stock (the "Reverse Stock Split"); provided, however, that (i) no fractional share shall be issued pursuant to the Reverse Stock Split; and (ii) no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. In lieu of any such fractional shares, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Company's exchange agent, Continental Stock Transfer & Trust Company (the "Transfer Agent"), or its nominee, as agent for the accounts of all holders of shares of Common Stock otherwise entitled to have a fraction of a share of Common Stock issued to them. Sales of fractional interests of Common Stock shall be effected by the Transfer Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on the market on which the Common Stock is listed at the time of sale. After the Effective Date, the Transfer Agent will pay to such stockholders their pro rata share of net proceeds derived from the sale of their fractional interests in the Common Stock."

--------
1 The amendment will contain one of the following three ratios: one third, one fourth or one fifth.

                                       A-1